SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER 000-27995

(Check One):    [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [_] Form 10-Q
                [_] Form N-SAR

For Period Ended: December 31, 2001
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     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

Trans-Century Resources, Inc.
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Full Name of Registrant


8140 N. Mo-Pac, Westpark III, Suite 200
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Address of Principal Executive Office (Street and Number)


Austin, Texas  78759
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
[X]  |         thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or  transition report on  Form 10-QSB, or  portion thereof
     |         will be filed on or  before  the  fifth  calendar  day  following
     |         the prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Trans-Century  Resources,  Inc. completed a reverse merger effective in November
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2001 (as  previously  reported  on Form 8-K) which  resulted  in a  transfer  in
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corporate management from Sherman Oaks, California to Austin,  Texas.  Corporate
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management  is in the process of  resolving a number of tax and other  reporting
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issues  resulting from the reverse merger which will have a direct impact on the
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first Form 10-KSB to be reported by the post-reverse merger entity.
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

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Stephen L. Cobb               832                     654-6474
--------------------------------    ----------    ----------------------------
           (Name)                  (Area Code)            Telephone Number


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the
Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
filed? If answer is no, identify report(s). [x] Yes   [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
 [x]  Yes    [ ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

See discussion above under Part III discussing reverse merger effective November
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2001.
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                          Trans-Century Resources, Inc.
                          -----------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 27, 2002          By  /s/ Stephen L. Cobb
                                  ----------------------------------------
                                  Stephen L. Cobb, Chief Financial Officer